Exhibit 99.01

FOR IMMEDIATE RELEASEContact:

CannaSys, Inc.

Michael A. Tew

Chief Executive Officer

Tel:  720.420.1290

Email: michael.tew@cannasys.com

Web:  www.cannasys.com

CannaSys, Inc. Begins Preliminary Marketing for Citizen Toke

Early Indications for Retailer Demand are Strong

Investors Support Management Transition

DENVER, May 24, 2017–CannaSys, Inc. (OTC QB: MJTK) (“CannaSys”), a marketing, branding, and technology company, today announced that it has begun its pre-marketing campaign for Citizen Toke, and early indications from retailers are strong.

Late last week, CannaSys received investor financing support, a substantial portion of which was used to fund the development and early marketing of the Citizen Toke product.

Patrick Burke, CannaSys current Chief Operating Officer, commented: “The marketplace for cannabis products is becoming increasingly competitive. Marketing tools like Citizen Toke are quickly becoming indispensable for retailers looking to not only expand their customer base, but also to attract and retain new customers.”

Citizen Toke offers exclusive, instant, gamified promotions in the cannabis space, powered by SMS. Citizen Toke is the most efficient means for retail centers to communicate exclusive promotions to their consumers and to extend brand awareness to current and potential customers.

Additionally, CannaSys continues to move forward with its management transition as Patrick Burke takes an active role in managing its day-to-day operations.

“We are pleased with the elevation of Patrick Burke to Chief Executive Officer effective on or around June 1, 2017,” noted Michael Tew, current Chief Executive Officer of CannaSys. “He has already shown great success in working with Beta Killers on Kushmoji and Citizen Toke, and investors, including Kodiak Capital Group, continue to support our strategy.”

CannaSys and its board and senior management remain committed to creating long-term shareholder value and will provide timely updates to shareholders as they occur.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered software as a service to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit www.cannasys.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’ products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’ dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’ periodic reports filed with the U.S. Securities and Exchange Commission.